Pricing Supplement No. 2025-USNCH25957 to Product Supplement No. EA-04-10 dated March 7, 2023,

Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated February 26, 2025

Citigroup Global Markets Holdings Inc. €2,500,000 Trigger Autocallable Contingent Yield Notes

Linked to the Common Stock of NVIDIA Corporation Due March 1, 2028

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the performance of the common stock of NVIDIA Corporation (the “underlying”). The notes will pay a contingent coupon on each semi-annual coupon payment date if, and only if, the closing price of the underlying on the related semi-annual valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on a semi-annual valuation date is less than the coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately six months after issuance, if the closing price of the underlying on a semi-annual valuation date is greater than or equal to the initial underlying price, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying price. If the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus a final contingent coupon payment. However, if the notes have not been automatically called prior to maturity and the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the strike date to the final valuation date, up to a 100% loss of your investment. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying or participate in any appreciation of the underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features	Key Dates

❑ Contingent Coupon — We will pay you a contingent coupon on each semi-annual coupon payment date if, and only if, the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier.  Otherwise, no contingent coupon will be paid for that six-month period.

❑ Automatic Call — Beginning approximately six months after issuance, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date if the closing price of the underlying on a semi-annual valuation date is greater than or equal to the initial underlying price.  If the notes are not automatically called, investors may have full downside market exposure to the underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus the final contingent coupon payment. However, if the final underlying price is less than the downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing price of the underlying from the strike date to the final valuation date, up to a 100% loss of your investment.  Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

	Strike date	February 25, 2025
	Trade date	February 26, 2025
	Settlement date	March 4, 2025
	Valuation dates[1]	Semi-annually, beginning on August 26, 2025
	Final valuation date[2]	February 28, 2028
	Maturity date	March 1, 2028
[1] See page PS-6 for additional details. [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING.  This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the Common Stock of NVIDIA Corporation. Any payment on the notes will be based on the performance of the underlying. The initial underlying price, coupon barrier and downside threshold were determined on the strike date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The notes will be issued in minimum denominations equal to €1,000 and integral multiples thereof, at the issue price described below.
Underlying	Contingent Coupon Rate	Initial Underlying Price	Coupon Barrier	Downside Threshold	CUSIP/ISIN
Common stock of NVIDIA Corporation (Ticker: NVDA)	11.30% per annum	$126.63	$63.32, which is 50% of the initial underlying price	$63.32, which is 50% of the initial underlying price	5C3L9V9X2 / XS3016533526

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	€1,000.00	€20.00	€980.00
Total	€2,500,000.00	€50,000.00	€2,450,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is €980.20 per note, which is less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is €20.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for €980.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for €980.00 per note. UBS will receive an underwriting discount of €20.00 for each note it sells in this offering.  UBS proposes to offer the notes to the public at a price of €1,000 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting of an Underlying Company,” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-04-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003814/dp190219_424b2-coba0410.htm

♦	Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Common Stock of NVIDIA Corporation that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “NVIDIA Corporation” beginning on page PS-15 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, and, if the closing price of the underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦   You believe the final underlying price will be greater than or equal to the downside threshold, and, if the final underlying price is below the downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlying, which could be significant.

♦   You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦   You are willing to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦    You do not understand or are not willing to accept the risks associated with the underlying.

♦    You do not believe the closing price of the underlying is likely to be greater than or equal to the coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the final underlying price will be less than the downside threshold, exposing you to the full downside performance of the underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦    You are unwilling to hold notes that will be called on the earliest valuation date (beginning six months after issuance) on which the closing price of the underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the contingent coupon payments.

♦    You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are unwilling to invest in the notes based on the coupon barrier and downside threshold indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	€1,000 per note
Term	Approximately 3 years, unless earlier automatically called
Strike date	February 25, 2025
Trade date	February 26, 2025
Settlement date	March 4, 2025
Final valuation date[1]	February 28, 2028
Maturity date	March 1, 2028
Underlying[1]	Common stock of NVIDIA Corporation (Ticker: NVDA) (the “underlying issuer”)
Automatic call feature

The notes will be automatically called if the closing price of the underlying on any valuation date occurring on or after August 26, 2025 is greater than or equal to the initial underlying price.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per €1,000 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Two (2) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing price of the underlying on a semi-annual valuation date is greater than or equal to the coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing price of the underlying on a semi-annual valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of €56.50 for each €1,000 stated principal amount note (based on the per annum contingent coupon rate of 11.30%) and will be payable with respect to each valuation date on which the closing price of the underlying is greater than or equal to the coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing price of the underlying on that valuation date is less than the coupon barrier.

[1] Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.
Payment at maturity (per €1,000 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying price is greater than or equal to the downside threshold, we will pay you the €1,000 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

€1,000 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying price – initial underlying price initial underlying price
Downside threshold	50.00% of the initial underlying price, as specified on the cover page of this pricing supplement
Coupon barrier	50.00% of the initial underlying price, as specified on the cover page of this pricing supplement
Initial underlying price	The closing price of the underlying on the strike date, as specified on the cover page of this pricing supplement.
Final underlying price	The closing price of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Strike date	The initial underlying price is observed and the coupon barrier and downside threshold for the underlying are determined.

Semi-annually (autocallable after six months)

If the closing price of the underlying on any semi-annual valuation date is greater than or equal to the coupon barrier, we will pay you a contingent coupon on the related coupon payment date.  However, if the closing price of the underlying on any semi-annual valuation date is below the coupon barrier, no contingent coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing price of the underlying on any valuation date (beginning six months after issuance) is greater than or equal to the initial underlying price.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying price is observed on the final valuation date.

If the final underlying price is greater than or equal to the downside threshold, we will pay you the €1,000 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying price is less than the downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

€1,000 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates[2]
August 26, 2025	August 28, 2025
February 26, 2026	March 2, 2026
August 26, 2026	August 28, 2026
February 26, 2027	March 2, 2027
August 26, 2027	August 30, 2027
February 28, 2028	March 1, 2028

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

2 If any valuation date (other than the final valuation date) is postponed, the related coupon payment date will be the second business day after such valuation date as postponed.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning six months after issuance) and the final underlying price is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any six-month period in which the closing price of the underlying on the related valuation date is less than the coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing price of the underlying on the related valuation date is greater than or equal to the coupon barrier. If the closing price of the underlying on any valuation date is less than the coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing price of the underlying is below the coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates , the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of the underlying is an important factor affecting these risks. Greater expected volatility of the underlying as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing price of the underlying on one or more valuation dates will be less than the coupon barrier, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing price of the underlying will be less than the initial underlying price on each valuation date (beginning six months after issuance), such that the notes are not automatically called and (iii) the final underlying price will be less than the downside threshold, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the underlying.

♦	Investing in the notes is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the prices used will not reflect the receipt or reinvestment of dividends or distributions on the underlying. Dividend or distribution yield on the underlying would be expected to represent a significant portion of the overall return on a direct investment in the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the price of the underlying).

♦	The notes offer downside exposure to the underlying, but no upside exposure to the underlying — You will not participate in any appreciation in the price of the underlying over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying.

♦	The performance of the notes will depend on the closing price of the underlying solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlying — Whether the contingent coupon will be paid for any given six-month period will depend on the closing price of the underlying solely on the applicable semi-annual valuation dates, regardless of the closing price of the underlying on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing price of the underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing price of the underlying on a limited number of dates, the notes will be particularly sensitive to volatility in the closing price of the underlying. You should understand that the underlying has historically been highly volatile.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning six months after issuance, on any valuation date occurring semi-annually during the term of the notes, the notes will be automatically called if the closing price of the underlying on that valuation date is greater than or equal to the initial underlying price. Thus, the term of the notes may be limited to as short as six months. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the price of the underlying and the shorter time remaining for the price of the underlying to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the underlying will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the coupon barrier on one, or more, semi-annual valuation dates and/or below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that the underlying will fall below the downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying and a number of other factors, including the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	The performance of the underlying will not be adjusted for changes in the currency exchange rate between the U.S. dollar and the euro. The underlying is traded in U.S. dollars. The value of the U.S. dollar may be subject to a high degree of fluctuation relative to the euro. However, the performance of the underlying and the value of your notes will not be adjusted for exchange rate fluctuations. If the U.S. dollar appreciates relative to the euro over the term of the notes, the performance of the underlier as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the U.S. dollar price of the underlier.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Single equity risk — The return on the notes, which may be negative, is directly linked to the performance of the underlying. The price of the underlying can rise or fall sharply due to factors specific to that underlying and the underlying issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the notes, should make your own investigation into the underlying issuer and the underlying. For additional information regarding the underlying issuer, please see the section “NVIDIA Corporation” in this pricing supplement and the underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying issuer with the SEC.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the underlying issuer, including extending loans to, making equity investments in or providing advisory services to the underlying issuer. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about the underlying issuer, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of the underlying issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	You will have no rights against the underlying issuer, and you will not receive dividends on the underlying — As a holder of the notes, you will not be entitled to any rights with respect to the underlying or the underlying issuer, including voting rights and rights to receive any dividends or other distributions on the underlying, but you will be subject to all changes affecting the underlying. The underlying issuer is not involved in the offering of the notes in any way, and the underlying issuer does not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the underlying issuer and are not responsible for its public disclosures — We are not affiliated with the underlying issuer, and the underlying issuer is not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the underlying issuer, including any corporate actions of the type that would require the calculation agent to adjust the terms of the notes. The underlying issuer does not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the underlying issuer.

In addition, as we are not affiliated with the underlying issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying or the underlying issuer contained in the underlying issuer’s public disclosures.  We have made no “due diligence” or other investigation into the underlying issuer.  As an investor in the notes, you should make your own investigation into the underlying issuer.

♦	Even if the underlying issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the underlying issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the price of the underlying — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	If the underlying is delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes.

♦	The notes may become linked to shares of an issuer other than the original underlying issuer upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the underlying issuer enters into a merger agreement that provides for holders of the underlying to receive stock of another entity, the stock of such other entity will become the underlying for all purposes of the notes upon consummation of the merger. Additionally, if the underlying is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the underlying that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if the underlying is delisted and we do not exercise our call right, determining whether to select a successor company and, if so, which company to select as the successor company (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Terms of the Notes

The provisions in this section supersede the related provisions in the accompanying prospectus supplement and prospectus to the extent the provisions in this section are inconsistent with those provisions.

The notes will be cleared through Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), and not through DTC. The notes will be issued under the Classic Safekeeping Structure registered in the name of Citivic Nominees Limited, as nominee for Citibank, N.A., London Branch, as common depositary for interests held through Euroclear and Clearstream. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by Euroclear, Clearstream and their participants. Except as described under “Description of Debt Securities—Book-Entry Procedures and Settlement—Definitive Notes and Paying Agents” in the accompanying prospectus, individual registered certificates will not be issued in exchange for beneficial interests in the global notes evidencing the notes. The notes are not Eurosystem eligible.

A fiscal agency agreement has been entered into in relation to the notes between the issuer and Citibank, N.A., London Branch, as fiscal and paying agent. The holders of the notes are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A., London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London, England.

Subject to applicable law and the terms of the indenture, the issuer and the fiscal and paying agent will treat the persons in whose names the notes are registered, initially Citivic Nominees Limited, as owners of such notes for the purpose of receiving any payments on the notes and for all other purposes whatsoever. Therefore, none of the issuer nor any agent has any direct responsibility or liability for any payment on the notes to owners of beneficial interests in the notes. Any payments made by the issuer to the registered holders of the notes shall discharge the liability of the issuer under the notes to the extent of the sums so paid.

A “business day” with respect to the notes means a day on which commercial banks settle payments and are open for general business in each of New York City and London and which is also a TARGET business day.  A “TARGET business day” is a day on which TARGET 2 is open for the settlement of payment in euro, and “TARGET 2” is the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

The provisions set forth under “Supplemental Provisions Relating to Non-U.S. Dollar Notes—Public Offering Price” in the accompanying prospectus supplement do not apply to the notes.

Euroclear and Clearstream

Euroclear and Clearstream each holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between their respective accountholders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

Euroclear and Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an accountholder of either system.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a €1,000 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated principal amount: €1,000

t	Term: Approximately 3 years, unless earlier automatically called

t	Hypothetical initial underlying price: $100.00

t	Contingent coupon rate: 11.30% per annum (or 5.65% per six-month period)

t	Semi-annual contingent coupon payment: €56.50 per six-month period per note

t	Valuation dates: Semi-annually, automatically callable after approximately six months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical coupon barrier: $50.00, which is 50% of the hypothetical initial underlying price

t	Hypothetical downside threshold: $50.00, which is 50% of the hypothetical initial underlying price

*The examples below are based on the above hypothetical values and do not reflect the actual initial underlying price, coupon barrier or downside threshold of the underlying. For the actual initial underlying price, coupon barrier and downside threshold, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that any actual payments on the notes will be calculated based on the actual initial underlying price, coupon barrier and downside threshold, and not on the hypothetical values indicated above.

Example 1 — Notes are automatically called on the second valuation date.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$90.00 (at or above coupon barrier)	€56.50 (contingent coupon — not callable)
Second Valuation Date	$120.00 (at or above coupon barrier and initial underlying price)	€1,056.50 (settlement amount)
	Total Payment:	€1,113.00 (11.30% total return)

The underlying closes above the coupon barrier on the first valuation date and therefore a contingent coupon is paid on the first coupon payment date. On the second valuation date, the underlying closes above the initial underlying price, and the notes are automatically called on the related coupon payment date.  You will receive on the coupon payment date a total of €1,056.50 per note, reflecting the €1,000 stated principal amount plus the contingent coupon. When added to the total contingent coupon payments of €56.50 received in respect of the prior valuation date, you would have been paid a total of €1,113.00 per note for a total return of 11.30% on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlying.

Example 2 — Notes are NOT automatically called and the final underlying price is at or above the downside threshold.

Date	Closing Price of the Underlying	Payment (per note)
First Valuation Date	$75.00 (at or above coupon barrier)	€56.50 (contingent coupon — not callable)
Second Valuation Date	$95.00 (at or above coupon barrier)	€56.50 (contingent coupon — not called)
Third to Fifth Valuation Dates	various (all below coupon barrier and initial underlying price)	€0.00 (not called)
Final Valuation Date	$110.00 (at or above downside threshold)	€1,056.50
	Total Payment:	€1,169.50 (16.95% total return)

The underlying closes above the coupon barrier on each of the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates.  On each of the third to fifth valuation dates, the underlying closes below the coupon barrier.  Therefore, no contingent coupon is paid on any related coupon payment date. Because the underlying closes below the initial underlying price on each valuation date, the notes are not automatically redeemed.   On the final valuation date, the final underlying price is above the downside threshold.  Therefore, at maturity, you would receive a total of €1,056.50 per note, reflecting the €1,000 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of €113.00 received in respect of the prior valuation dates, you would have been paid a total of €1,169.50 per note for a total return of 16.95% on the notes over three years.

Example 3 — Notes are NOT automatically called and the final underlying price is below the downside threshold.

Date	Closing Price of the Underlying	Payment (per note)
First to Fifth Valuation Dates	Various (all below coupon barrier and initial underlying price)	€0 (not called)
Final Valuation Date	$30.00 (below downside threshold)	€1,000 × [1 + underlying return of the underlying] = €1,000 × [1 + -70.00%] = €1,000 × 0.30 = €300.00 (payment at maturity)
	Total Payment:	€300.00 (-70.00% total return)

The underlying on each valuation date closes below the coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. Because the underlying closes below the initial underlying price on each valuation date, the notes are not automatically redeemed.  On the final valuation date, the final underlying price is below the downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the underlying and you will receive €300.00 per note, which reflects the percentage decrease of the underlying from the strike date to the final valuation date.

NVIDIA Corporation

According to its publicly available filings with the SEC, NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces. Information provided to or filed with the SEC by NVIDIA Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 000-23985. The common stock of NVIDIA Corporation (Bloomberg ticker: NVDA) is listed on the Nasdaq Global Select Market.

Historical Information Regarding the Common Stock of NVIDIA Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of NVIDIA Corporation from January 2, 2015 through February 26, 2025. The closing price of the common stock of NVIDIA Corporation on February 26, 2025 was $131.28. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of NVIDIA Corporation has experienced significant fluctuations. The historical performance of the common stock of NVIDIA Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of NVIDIA Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of NVIDIA Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that NVIDIA Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of NVIDIA Corporation.

Quarter Begin	Quarter End	High	Low	Dividends
01/02/15	03/31/15	$0.5868	$0.4784	$0.00212
04/01/15	06/30/15	$0.569	$0.5028	$0.00244
07/01/15	09/30/15	$0.6163	$0.4828	$0.00244
10/01/15	12/31/15	$0.8438	$0.6043	$0.00288
01/04/16	03/31/16	$0.894	$0.6305	$0.00288
04/01/16	06/30/16	$1.2123	$0.869	$0.00288
07/01/16	09/30/16	$1.713	$1.1665	$0.00288
10/03/16	12/30/16	$2.933	$1.6337	$0.00350
01/03/17	03/31/17	$2.9783	$2.4418	$0.00350
04/03/17	06/30/17	$3.9985	$2.3873	$0.00350
07/03/17	09/29/17	$4.6888	$3.4833	$0.00350
10/02/17	12/29/17	$5.424	$4.475	$0.00375
01/02/18	03/29/18	$6.262	$4.9838	$0.00375
04/02/18	06/29/18	$6.6728	$5.3563	$0.00375
07/02/18	09/28/18	$7.0925	$5.921	$0.00375
10/01/18	12/31/18	$7.234	$3.177	$0.00400
01/02/19	03/29/19	$4.5985	$3.1998	$0.00400
04/01/19	06/28/19	$4.8025	$3.3445	$0.00400
07/01/19	09/30/19	$4.6083	$3.7193	$0.00400
10/01/19	12/31/19	$5.9843	$4.326	$0.00400
01/02/20	03/31/20	$7.8675	$4.91	$0.00400
04/01/20	06/30/20	$9.5268	$6.0768	$0.00400
07/01/20	09/30/20	$14.3465	$9.53	$0.00400
10/01/20	12/31/20	$14.562	$12.534	$0.00400
01/04/21	03/31/21	$15.3303	$11.5933	$0.00400
04/01/21	06/30/21	$20.0268	$13.6653	$0.00000
07/01/21	09/30/21	$22.843	$18.161	$0.00800
10/01/21	12/31/21	$33.376	$19.732	$0.00400
01/03/22	03/31/22	$30.121	$21.33	$0.00400
04/01/22	06/30/22	$27.36	$15.159	$0.00000
07/01/22	09/30/22	$19.215	$12.139	$0.00800
10/03/22	12/30/22	$18.072	$11.227	$0.00400
01/03/23	03/31/23	$27.777	$14.265	$0.00400
04/03/23	06/30/23	$43.808	$26.241	$0.00400
07/03/23	09/29/23	$49.355	$40.855	$0.00400
10/02/23	12/29/23	$50.409	$40.326	$0.00400
01/02/24	03/28/24	$95.002	$47.569	$0.00400
04/01/24	06/28/24	$135.58	$76.20	$0.01000
07/01/24	09/30/24	$134.91	$98.91	$0.00000
10/01/24	12/31/24	$148.88	$117.00	$0.02000
01/02/25	02/26/25*	$149.43	$116.66	$0.00000
*As of the date of this pricing supplement, available information for the first calendar quarter of 2025 includes data for the period from January 2, 2025 through February 26, 2025. Accordingly, the “High” and “Low” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2025.

The graph below illustrates the performance of the common stock of NVIDIA Corporation from January 2, 2015 through February 26, 2025. We obtained the closing prices of the common stock of NVIDIA Corporation from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the common stock of NVIDIA Corporation should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of NVIDIA Corporation We cannot give you assurance that the performance of the common stock of NVIDIA Corporation will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes.  In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you, as translated into U.S. dollars, at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. You should consult your tax adviser concerning the treatment of the coupon payments, including the proper method for translating foreign currency received with respect to a coupon payment into U.S. dollars and the potential recognition of foreign currency gain or loss in connection with your receipt of coupon payments.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note, in each case as translated into U.S. dollars at the relevant spot rate. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

If you are a U.S. Holder that acquires your notes with foreign currency that you held before the date you acquire your notes, you generally should be treated as disposing of your foreign currency for its U.S. dollar value at the time you acquire your notes and should recognize ordinary foreign currency gain or loss as a consequence. Your basis in foreign currency received in connection with any coupon payments or the taxable disposition of your notes generally should equal the U.S. dollar value of the foreign currency at the time of receipt. If you do not dispose of the foreign currency at the time of receipt, a subsequent disposition should give rise to ordinary foreign currency gain or loss as described above. You should consult your tax adviser about reporting requirements that may apply to you if you recognize a foreign currency loss above a specified threshold.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of €20.00 for each note sold in this offering.  UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for €980.00 per note.  UBS proposes to offer the notes to the public at a price of €1,000 per note.  UBS will receive an underwriting discount of €20.00 for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisers collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.   For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately seven months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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